AMERICAN FIDELITY ASSURANCE COMPANY
9000 Cameron Parkway Oklahoma City, OK 73114

AFMaxx® Section 457(b) Deferred Compensation Plan Participation Agreement

Employer/Plan Name	MCP #

PARTICIPANT INFORMATION

Last Name		First Name	Middle Name	Suffix	Country of Citizenship

Date of Birth	Age	Gender	Social Security Number		Email Address (if any)

Residence Address (Street and Number)			City		State	Zip

Mailing Address (if different than Residence)			City		State	Zip

Home Phone	Work Phone		Ext. Employment Date		Occupation	Annual Salary

BENEFICIARY INFORMATION

Primary Last Name	First Name	Middle Name	Suffix	Relationship	Country of Citizenship

Contingent Last Name	First Name	Middle Name	Suffix	Relationship	Country of Citizenship

SALARY REDUCTION AGREEMENT

☐ New	☐ Change	☐ Transfer	Bill Mode	Participation Effective Date:

Salary Reduction Amount:	per	pay periods.	Date of First Deduction:

Lump Sum Salary Reduction Amount:	Date of First Deduction:

If the annual contribution will exceed the current year contribution limit, indicate which of the following excess contribution provisions apply:

☐ The additional contribution for ages 50 and older is included in the total annual contribution.	☐ This is a catch-up amount including the contributions for the three years prior to normal retirement age.

Special Instructions:

REQUIRED SIGNATURES

I hereby agree to the Plan’s Participation Agreement and agree to adhere to Plan rules, terms and conditions. With my signature below, I am authorizing my employer to deduct the amount indicated above. I understand that the contributions will be withheld from my paycheck, contributed to the Plan, and allocated as indicated in the Investment Option Allocation instructions. Future changes to this contribution amount can be made in accordance with Plan provisions. I understand that participation in the 457 Deferred Compensation Plan is voluntary and is a benefit offered by my employer.

Participant Signature or PIN	Date

Accepted By (Signature of Employer Representative)	Date

457A17ENR	1

American Fidelity’s Group Variable Annuity Investment Option Allocation
(Enter whole percentages only, must total 100%)
	%	AFGI	American Fidelity Guaranteed Interest Account
	%	VG01	Vanguard®VIF Total Bond Market Index Portfolio
	%	VG02	Vanguard®VIF Balanced Portfolio
	%	AM02	American Funds IS Washington Mutual Investors Fund
	%	DR01	BNY Mellon Stock Index Fund, Inc.
	%	VG05	Vanguard®VIF Total Stock Market Index Portfolio
	%	DR02	BNY Mellon Sustainable U.S. Equity Portfolio, Inc.
	%	VG04	Vanguard®VIF Capital Growth Portfolio
	%	VG06	Vanguard®VIF Mid-Cap Index Portfolio
	%	DR07	BNY Mellon VIF Opportunistic Small Cap Portfolio
	%	AM01	American Funds IS International Fund
Total	100%

REPLACEMENT

1.	Does the Participant have any existing coverage or pending applications for individual life insurance or annuities covering the Participant with this or any other company? ☐ Yes ☐ No

2.

Does the Participant intend to replace, discontinue or change any such coverage? ☐ Yes ☐ No (Change includes but is not limited to discontinuing making premium payments, surrendering or forfeiting another policy). If YES to question 1 OR 2, give company name and policy #, and complete and return any required replacement forms.

PARTICIPATION AGREEMENT

WITHDRAWAL RESTRICTIONS: I understand that the Internal Revenue Code and/or my employer’s Plan Documents may impose restrictions on transfers and/or distributions. Distributions from a 457 Plan are only allowed after a qualifying event has occurred, such as: Separation from employment; Retirement; or, In the case of an unforeseeable emergency. I also understand that distributions during the first year of participation will be subject to a withdrawal charge. During the withdrawal fee period, a withdrawal charge will also apply to any distribution made payable to any party other than myself. This charge will not apply to benefits paid to my beneficiary on account of my death.

COMPLIANCE WITH THE INTERNAL REVENUE CODE: I understand that the maximum annual limit on contributions is determined under the Plan Document and/or the Internal Revenue Code. I understand that it is my responsibility to monitor my total annual contributions to ensure that I do not exceed the amount permitted. If I exceed the contribution limit, I assume sole liability for any tax, penalty, or costs that may be incurred.

INVESTMENT OPTIONS: I understand that all contributions received after my Participant Account is established will be applied to the investment option(s) I have selected above until new elections are made and received by American Fidelity. I understand and acknowledge that all payments and account values, when based on the experience of the Investment Options, may not be guaranteed and may fluctuate in value. Upon redemption, units may be worth more or less than their original cost. I also acknowledge that prospectuses containing product and investment option information were made available to me, and I understand the risks of investing.

BENEFICIARY DESIGNATIONS: I have the right to change the beneficiary designation. I understand that beneficiaries are to share equally if percentages are not provided, and any unpaid amounts upon my death will be divided equally.

457A17ENR	2

PARTICIPANT SIGNATURE AND ACKNOWLEDGEMENT

WARNING: Any person, who knowingly and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information or knowingly presents false information in an application for insurance may be guilty of insurance fraud. (In CT, insurance fraud is determined by a court of competent jurisdiction; in IN, and OK, insurance fraud is a felony; in NV, insurance fraud is a Category D Felony). In AR, LA, MD, NJ, NM, PA, TN: Any person who knowingly presents false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. (In TN, also denial of insurance benefits; in NJ, NM, and PA, civil fines and criminal penalties.)

I understand that I will be asked to show a government issued photo ID, such as a driver’s license in order to identify myself.

Type of Identification Provided: ☐ Driver’s License – State of Issue:
☐ Passport ☐ Other:	Identification #:
Issue Date (if applicable):	Expiration Date:

Participant Signature or PIN	Date

AGENT STATEMENT: To the best of my knowledge the Participant ☐ do(es) ☐ do(es) not have any existing life insurance or annuity covering the Participant; and, the person(s) to be insured ☐ do(es) ☐ do(es) not intend to replace, discontinue or change any such coverage.

I personally saw the applicant and recorded the answers myself ☐ Yes ☐ No If No, give details.

I have reasonable grounds for believing that the recommendation for this Participant to purchase/ exchange or replace an annuity is suitable. This recommendation was based on facts disclosed to me, either orally or in writing, as to their retirement objectives, other insurance products, and their financial situation and needs.

I have verified that the identification shown is that of the participant and it corresponds with the information provided as part of the enrollment process. I understand that my signature verifies I have seen the identification and the information is correct.

Licensed Agent Signature or PIN	Agent’s Printed Name and Agent Number

HOME OFFICE USE ONLY

457A17ENR	3